Exhibit 5.1
January 13, 2006
Maverick Tube Corporation
16401 Swingley Ridge Road, Seventh Floor
Chesterfield, Missouri 63017
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Maverick Tube Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) $250,000,000 1.875% Convertible Senior Subordinated Notes due 2025 (the “Notes”) and (ii) the shares of the Company’s Common Stock, $.01 par value per share (the “Conversion Shares”), issuable upon conversion of the Notes. The Notes were issued under an Indenture dated November 15, 2005 between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”).
     We are familiar with the proceedings to date with respect to the registration of the Notes and the Conversion Shares and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.
     Based on the foregoing, we are of the opinion that:
     1. The Notes have been legally issued and constitute binding obligations of the Company, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     2. The Conversion Shares issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture will be legally issued, fully paid and non-assessable when certificates representing the Conversion Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto.
     For purposes of this opinion letter, we have assumed that, at the time of each issue of Conversion Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof
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and (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.
     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of the Notes or the issuance of the Conversion Shares.
     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.
Very truly yours,
/s/ Sidley Austin LLP